Exhibit 99.1

Millipore Reports Third Quarter 2009 Financial Results

Company generates 7 percent organic revenue growth and $112 million of free cash flow

BILLERICA, Mass. – November 5, 2009 – Millipore Corporation (NYSE:MIL), a leading provider of technologies, tools and services for the global life science industry, today reported financial results for its third quarter ended October 3, 2009.

Revenues for the third quarter grew 4 percent from the previous year, totaling $412 million. Excluding a 3 percent unfavorable impact from changes in foreign currency, Millipore generated organic revenue growth of 7 percent. On a divisional basis, excluding changes in foreign currency, Millipore’s Bioprocess Division generated organic revenue growth of 8 percent, while the Company’s Bioscience Division generated organic revenue growth of 4 percent from the previous year.

Millipore’s third quarter earnings per share were $0.71 per share, compared to $0.68 per share in the third quarter of 2008. Non-GAAP earnings per share were $0.95, compared to $0.93 per share in the third quarter of 2008. A reconciliation of GAAP to non-GAAP financial measures is provided in the Company’s financial tables accompanying this press release.

“Our performance in the third quarter continued the trend of healthy organic revenue growth and exceptional cash flow that we have experienced throughout 2009,” said Martin Madaus, Chairman & CEO of Millipore. “Our top-line growth is being driven by our Bioprocess Division, which is benefitting from increased spending from large biotechnology customers, strong demand for products used to manufacture the H1N1 flu vaccine, and expanded sales in Asia. We continue to drive above-market growth in our Bioscience Division due to the resiliency of our consumable product portfolio and strength at academic customers. This growth is being partially offset by weakness at large pharmaceutical accounts, particularly for drug discovery services and laboratory instrumentation.

“The overall health of our business is enabling us to invest in innovation at a time when many of our competitors are constrained by weakness in their businesses. We significantly increased our R&D spending in the third quarter and we are expanding our presence in fast-growing markets such as disposable manufacturing, virus filtration and multiplex immunoassays. I am excited about the potential of this investment to further expand our competitive position and drive attractive growth in 2010 and beyond.”

Through the first nine months of 2009, Millipore’s revenues grew 2 percent totaling $1.2 billion. Excluding a 6 percent unfavorable impact from changes in foreign currency and a 1 percent contribution from acquisitions, organic revenue growth in the period was 7 percent. On a divisional basis, excluding changes in foreign currency and acquisitions not in the base period, Millipore’s Bioscience Division grew 3 percent, while the Company’s Bioprocess Division grew 9 percent from the previous year. Net income attributable to Millipore was $133 million, or $2.38 per share. Non-GAAP net income attributable to Millipore was $168 million, or $3.00 per share, resulting in approximately 13 percent earnings per share growth over the first nine months of 2008.

“We generated $112 million of free cash flow in the third quarter, which puts us on pace to surpass our cash flow expectations for the full year,” said Charles Wagner, Chief Financial Officer of Millipore. “This exceptional performance is primarily the result of working capital initiatives we put in place over the past 18 months to reduce our inventory, improve our cash collections, and more effectively manage our capital spending. I am pleased with how quickly and effectively the organization has executed these programs.”

Q3 2009 Highlights

•

Bioprocess Division generated 8 percent organic revenue growth. The division grew in all geographies and saw strength for its chromatography media, virus filtration, and Mobius® disposable manufacturing products.

•

Bioscience Division generated 4 percent organic revenue growth. The performance was highlighted by solid performance for multiplex immunoassays and increasing demand from customers conducting protein and neuroscience research.

•	Completed the acquisition of BioAnaLab to extend the Company’s biopharmaceutical services offering to the European market.

•	Generated approximately $112 million of free cash flow, representing 74 percent growth over the third quarter of 2008.

•	Paid down $57 million of borrowings under the Company’s $678 million primary revolving credit facility, leaving approximately $14 million drawn against it at the end of the quarter.

•	Received Supplier Consistency Award from Amgen in recognition of Millipore’s efforts to drive improvements in delivery, support and service.

•

Millipore’s innovation strategy produced the following key product launches: FlowCellect™ kits for benchtop flow cytometry, MilliTrace™ stem cell lines, which express green fluorescent protein under the control of various embryonic and neural stem cell markers, and LC-Pak™, which is an accessory for the Milli-Q® lab water instruments.

•

Advanced the Company’s sustainability strategy with the completion of a solar energy project, which is one of the largest solar photovoltaic projects ever completed in Massachusetts and is the first renewable energy project the Company has implemented in the United States.

Revenue Growth by Geography ($ millions):

	Three Months Ended			Nine Months Ended
	October 3, 2009	September 27, 2008	% Growth	October 3, 2009	September 27, 2008	% Growth
Americas	$165.6	$159.9	4%	$499.5	$459.5	9%
Europe	166.9	166.7	—	493.2	527.3	(6%)
Asia/Pacific	79.4	68.4	16%	235.7	218.6	8%

Total	$411.9	$395.0	4%	$1,228.4	$1,205.4	2%

Revenue Growth by Division ($ millions):

	Three Months Ended			Nine Months Ended
	October 3, 2009	September 27, 2008	% Growth	October 3, 2009	September 27, 2008	% Growth
Bioprocess	$233.9	$220.9	6%	$693.8	$667.3	4%
Bioscience	178.0	174.1	2%	534.6	538.1	(1%)

Total	$411.9	$395.0	4%	$1,228.4	$1,205.4	2%

Quarterly Earnings Call

Millipore will host a conference call and webcast to discuss its financial results, business outlook, and related corporate and financial matters at 4:45 p.m. Eastern Standard Time today. The call can be accessed through Millipore’s website: http://www.millipore.com. A replay of the call will be archived on the Investor Relations section of the website and will also be available via telephone by dialing 800-642-1687 or 706-645-9291 and entering confirmation code: 35709281. The telephonic replay will be available beginning at 6:45 p.m. Eastern Standard Time on November 5, 2009 until 11:59 p.m. Eastern Standard Time on November 9, 2009.

About Millipore

Millipore (NYSE: MIL) is a life science leader providing cutting-edge technologies, tools, and services for bioscience research and biopharmaceutical manufacturing. As a strategic partner, we collaborate with customers to confront the world’s challenging human health issues. From research to development to production, our scientific expertise and innovative solutions help customers tackle their most complex problems and achieve their goals. Millipore Corporation is an S&P 500 company with more than 5,900 employees in 30 countries worldwide.

Advancing Life Science Together®

Research. Development. Production.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are non-GAAP gross profit, gross profit margin, operating profit, operating margin, pre-tax income, net income attributable to Millipore, diluted earnings per share, and free cash flow. Non-GAAP gross profit, gross profit margin, operating profit, operating margin, pre-tax income, net income attributable to Millipore and diluted earnings per share exclude costs related to global supply chain initiatives, acquisition and related integration expenses, amortization of acquired intangible assets, inventory fair value adjustments related to business acquisitions, curtailment gain related to modifications to our postretirement benefit plan, gain on business acquisition, and non-cash interest expense on convertible debt. We define free cash flow as net cash provided by operating activities less additions to property, plant, and equipment. There are limitations in using non-GAAP financial measures as they are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.

We believe that the non-GAAP financial measures provide useful and supplementary information to investors regarding our quarterly performance. It is our belief that these non-GAAP financial measures have been particularly useful to investors over the last few years because of the significant changes that have occurred outside of our day-to-day business in accordance with the execution of our new strategy. This strategy includes strengthening our leadership position with biopharmaceutical customers, becoming a strategic supplier in bioscience research markets, leading our industry in product quality and manufacturing effectiveness, and becoming a magnet for talent. The financial impact of certain elements of these activities, particularly acquisitions, are often large relative to our overall financial performance and most of the related charges are recorded in one or two fiscal quarters but not in other fiscal quarters, which can adversely affect the comparability of our results from period to period. Our global supply chain initiatives will significantly reduce our cost structure and improve operational efficiency primarily through the consolidation of manufacturing locations. Non-cash interest expense on convertible debt is the incremental interest expense as a result of a change in accounting principles. This interest expense is non-cash and we can not control the amount of this expense without modifying our capital structure. We believe free cash flow is a useful measure to evaluate our business as it indicates the amount of cash generated after additions to property, plant, and equipment that is available for, among other things, strategic acquisitions, investments in our business, and repayment of debt.

We regularly use non-GAAP financial measures internally to understand, manage, and evaluate our business results and make operating decisions. We also measure our employees and compensate them, in part, based on such non-GAAP measures. For the same reasons, we also use this information for our forecasting activities. The non-GAAP financial measures presented herein also facilitate comparisons to our historical operating results, which have consistently been presented in this manner.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of the financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release. Our earnings guidance, however, is only provided on a non-GAAP basis. It is not feasible to provide GAAP diluted earnings per share guidance because the items excluded, other than amortization expense and non-cash interest expense, are difficult to predict and estimate and are primarily dependent on future events.

Forward Looking Statements:

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, failure to achieve design wins into our pharmaceutical and biotechnology customers’ manufacturing design phase for a particular drug; delay, suspension or termination of a customer’s volume production; lack of availability of raw materials or component products on a timely basis; regulatory delay in the approval of customers’ therapeutics; limitations on cash flow available for operations and investment due to increased debt service obligations; the inability to establish and maintain necessary product and process quality levels; reduced demand for animal-derived cell culture products; the inability to realize the expected benefits of development, marketing, licensing and other alliances; competitive factors such as new membrane or chromatography technology; the inability to achieve anticipated cost benefits of our supply chain initiatives; risks relating to our concentration of principal manufacturing operations; the inability to utilize technology in current or planned products due to overriding rights by third parties; potential environmental liabilities; conditions in the economy in general and in the bioscience and bioprocess markets in particular; foreign exchange fluctuations; reduced private and government research funding; exposure to product liability claims; and difficulties inherent in transferring or outsourcing of manufacturing operations. Please refer to our filings with the SEC, including our most recent Annual Report on Form 10-K, for more information on these and other risks that could cause actual results to differ.

-tables follow-

Contacts:

Joshua Young

Director, Investor Relations

Millipore Corporation

(978) 715-1527

(800) 225-3384

joshua_young@millipore.com

Karen Hall

Director, Corporate Communications

Millipore Corporation

(978) 715-1567

karen_hall@millipore.com

Millipore Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
		(As Adjusted)(a)		(As Adjusted)(a)

Revenues	$411,865	$395,005	$1,228,396	$1,205,385
Cost of revenues	188,223	185,835	552,537	557,915

Gross profit	223,642	209,170	675,859	647,470

Selling, general and administrative expenses	131,153	123,974	388,690	383,960
Research and development expenses	29,349	25,421	83,675	76,602

Operating profit	63,140	59,775	203,494	186,908

Gain on business acquisition	—	—	8,542	—
Interest income	171	213	589	594
Interest expense	(14,549)	(17,359)	(43,635)	(53,825)

Income before provision for income taxes	48,762	42,629	168,990	133,677
Provision for income taxes	8,562	4,123	33,630	24,344

Net income	40,200	38,506	135,360	109,333
Less: Net income attributable to noncontrolling interest	538	706	2,279	2,836

Net income attributable to Millipore	$39,662	$37,800	$133,081	$106,497

Diluted earnings per share	$0.71	$0.68	$2.38	$1.91

Diluted weighted average shares outstanding	56,197	55,844	56,033	55,719

(a)	On January 1, 2009, the Company adopted new accounting standards concerning convertible debt and reporting and disclosure of noncontrolling interest in consolidated subsidiaries. These new standards require adjustments to prior period financial statements to conform with current accounting treatment.

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 3, 2009	December 31, 2008
		(As Adjusted)(a)
ASSETS
Current assets:
Cash and cash equivalents	$189,775	$115,462
Accounts receivable, net	300,629	274,529
Inventories	268,059	259,360
Deferred income taxes and other current assets	92,741	103,092

Total current assets	851,204	752,443
Property, plant and equipment, net	599,901	577,410
Deferred income taxes	18,615	10,926
Intangible assets, net	351,269	369,473
Goodwill	1,018,968	1,004,694
Other assets	17,209	18,155

Total assets	$2,857,166	$2,733,101

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$58,571	$4,391
Accounts payable	84,106	70,037
Income taxes payable	8,424	9,966
Accrued expenses and other current liabilities	204,266	162,969

Total current liabilities	355,367	247,363
Deferred income taxes	8,122	7,263
Long-term debt	906,711	1,082,058
Other liabilities	94,440	84,122
Equity	1,492,526	1,312,295

Total liabilities and equity	$2,857,166	$2,733,101

(a)	On January 1, 2009, the Company adopted new accounting standards concerning convertible debt and reporting and disclosure of noncontrolling interest in consolidated subsidiaries. These new standards require adjustments to prior period financial statements to conform with current accounting treatment.

Millipore Corporation

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	October 3, 2009	September 27, 2008
		(As Adjusted)(a)
Cash flows from operating activities:
Net income	$135,360	$109,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	93,722	98,725
Stock-based compensation	19,881	16,916
Amortization of deferred financing costs	2,544	2,597
Amortization of debt discount	11,285	10,559
Deferred income tax provision	6,420	5,764
Gain on business acquisition	(8,542)	—
Business acquisition inventory fair value adjustment	1,057	—
Other	8,392	(3,974)
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(15,208)	(12,137)
Inventories	2,150	(7,419)
Other assets	7,356	934
Accounts payable	10,370	(18,958)
Accrued expenses and other current liabilities	13,224	(3,390)
Other liabilities	(1,126)	(10,107)

Net cash provided by operating activities	286,885	188,843

Cash flows from investing activities:
Additions to property, plant and equipment	(53,314)	(52,691)
Acquisition of businesses, net of cash acquired	(29,940)	—
Settlement of derivative transactions	—	(32,332)
Other	(3,291)	(4,638)

Net cash (used for) investing activities	(86,545)	(89,661)

Cash flows from financing activities:
Proceeds from issuance of common stock under stock plans	9,557	16,364
Net repayments under the revolving credit facility	(194,174)	(127,722)
Net borrowings of short-term debt	49,119	540
Dividends paid to noncontrolling interest	(2,104)	(1,738)

Net cash (used for) financing activities	(137,602)	(112,556)

Effect of foreign exchange rates on cash and cash equivalents	11,575	320

Net increase (decrease) in cash and cash equivalents	74,313	(13,054)
Cash and cash equivalents at beginning of year	115,462	36,177

Cash and cash equivalents at end of period	$189,775	$23,123

(a)	On January 1, 2009, the Company adopted new accounting standards concerning convertible debt and reporting and disclosure of noncontrolling interest in consolidated subsidiaries. These new standards require adjustments to prior period financial statements to conform with current accounting treatment.

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Three Months Ended October 3, 2009

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Profit	Operating Margin	Pre-tax Income	Net income attributable to Millipore	Diluted EPS

GAAP results, three months ended October 3, 2009	$223,642	54.3%	$63,140	15.3%	$48,762	$39,662	$0.71

Non-GAAP adjustments:

Costs related to global supply chain initiatives	2,199	0.5%	2,311	0.6%	2,311	1,502	0.03

Acquisition and related integration expenses	10	—	237	0.1%	237	154	—

Purchased intangibles amortization	2,092	0.5%	14,455	3.5%	14,455	9,391	0.17

Non-cash interest expense on convertible debt	—	—	—	—	3,711	2,411	0.04

Total non-GAAP adjustments	4,301	1.0%	17,003	4.2%	20,714	13,458	0.24

Non-GAAP results, three months ended October 3, 2009	$227,943	55.3%	$80,143	19.5%	$69,476	$53,120	$0.95

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Nine Months Ended October 3, 2009

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Profit	Operating Margin	Pre-tax Income	Net income attributable to Millipore	Diluted EPS

GAAP results, nine months ended October 3, 2009	$675,859	55.0%	$203,494	16.6%	$168,990	$133,081	$2.38

Non-GAAP adjustments:

Costs related to global supply chain initiatives	10,492	0.9%	11,134	0.9%	11,134	7,181	0.13

Business acquisition inventory fair value adjustment	1,057	0.1%	1,057	0.1%	1,057	679	0.01

Acquisition and related integration expenses	19	—	1,718	0.1%	1,718	1,107	0.02

Purchased intangibles amortization	6,051	0.5%	42,676	3.5%	42,676	27,549	0.48

Gain on business acquisition	—	—	—	—	(8,542)	(8,542)	(0.15)

Non-cash interest expense on convertible debt	—	—	—	—	10,921	7,050	0.13

Total non-GAAP adjustments	17,619	1.5%	56,585	4.6%	58,964	35,024	0.62

Non-GAAP results, nine months ended October 3, 2009	$693,478	56.5%	$260,079	21.2%	$227,954	$168,105	$3.00

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Three Months Ended September 27, 2008

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Profit	Operating Margin	Pre-tax Income	Net income attributable to Millipore	Diluted EPS

GAAP results, three months ended September 27, 2008 (As adjusted)	$209,170	53.0%	$59,775	15.1%	$42,629	$37,800	$0.68

Non-GAAP adjustments:

Costs related to global supply chain initiatives	5,809	1.4%	6,349	1.6%	6,349	3,947	0.07

Purchased intangibles amortization	2,363	0.6%	15,822	4.0%	15,822	9,833	0.17

Curtailment of post retirement plan	—	—	(2,733)	(0.6%)	(2,733)	(1,699)	(0.03)

Non-cash interest expense on convertible debt	—	—	—	—	3,460	2,150	0.04

Total non-GAAP adjustments	8,172	2.0%	19,438	5.0%	22,898	14,231	0.25

Non-GAAP results, three months ended September 27, 2008 (As adjusted)	$217,342	55.0%	$79,213	20.1%	$65,527	$52,031	$0.93

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Nine Months Ended September 27, 2008

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Profit	Operating Margin	Pre-tax Income	Net income attributable to Millipore	Diluted EPS

GAAP results, nine months ended September 27, 2008 (As adjusted)	$647,470	53.7%	$186,908	15.5%	$133,677	$106,497	$1.91

Non-GAAP adjustments:

Costs related to global supply chain initiatives	9,728	0.8%	10,268	0.9%	10,268	6,419	0.12

Purchased intangibles amortization	7,109	0.6%	47,512	3.9%	47,512	29,748	0.53

Curtailment of post retirement plan	—	—	(2,733)	(0.2%)	(2,733)	(1,699)	(0.03)

Non-cash interest expense on convertible debt	—	—	—	—	10,183	6,374	0.11

Total non-GAAP adjustments	16,837	1.4%	55,047	4.6%	65,230	40,842	0.73

Non-GAAP results, nine months ended September 27, 2008 (As adjusted)	$664,307	55.1%	$241,955	20.1%	$198,907	$147,339	$2.64

Non-GAAP Gross Profit and Gross Profit Margin

The calculation of non-GAAP gross profit and gross profit margin is displayed in the above tables. Non-GAAP gross profit and gross profit margin exclude the costs related to our global supply chain initiatives for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures” section of this press release. Non-GAAP gross profit and gross profit margin exclude the amortization of acquired intangible assets and inventory fair value adjustments from business acquisitions because (1) the amounts are non-cash, (2) we can not influence the timing and amount of future expense recognition, and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. Non-GAAP gross profit and gross profit margin exclude acquisition and related integration expenses in connection with the acquisition of Guava Technologies.

Non-GAAP Operating Profit and Operating Margin

The calculation of non-GAAP operating profit and operating margin is displayed in the above tables. Non-GAAP operating profit and operating margin exclude the amortization of acquired intangible assets and inventory fair value adjustments related to business acquisitions because (1) the amounts are non-cash, (2) we can not influence the timing and amount of future expense recognition, and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. Non-GAAP operating profit and operating margin exclude acquisition and related integration expenses in connection with the acquisition of Guava Technologies. In addition, we have also excluded curtailment gain related to modifications to our postretirement benefit plan from non-GAAP operating profit and operating margin because these gains are significant and non-recurring for Millipore. The calculation of non-GAAP operating profit and operating margin also excludes the costs related to our global supply chain initiatives described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures” section of this press release.

Non-GAAP Pre-tax Income

The calculation of non-GAAP pre-tax income is displayed in the above tables. The calculation of non-GAAP pre-tax income also excludes costs related to our global supply chain initiatives; acquisition and related integration expenses in connection with business acquisition; and amortization of acquired intangible assets and inventory fair value adjustments related to business acquisitions for the reasons described for non-GAAP operating profit and operating margin above. We have excluded the gain on business acquisition and curtailment gain related to modifications to our postretirement benefit plan because these gains are significant and non-recurring for Millipore. In addition, we have also excluded the incremental non-cash interest expense on our convertible debt for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures” section of this press release.

Non-GAAP Net Income Attributable to Millipore

The calculation of non-GAAP net income attributable to Millipore is displayed in the above tables. Because pre-tax income is included in determining net income attributable to Millipore, the calculation of non-GAAP net income attributable to Millipore also excludes costs related to our global supply chain initiatives; acquisition and related integration expenses; gain on business acquisition; curtailment gain related to modifications to our postretirement benefit plan; non-cash interest expense on convertible debt; and amortization of acquired intangible assets and inventory fair value adjustments related to business acquisitions for the reasons described for non-GAAP pre-tax income above.

Non-GAAP Diluted Earnings per Share

The calculation of non-GAAP diluted earnings per share is displayed in the above tables. Because net income attributable to Millipore is included in the diluted earnings per share calculation, the non-GAAP diluted earnings per share calculation excludes costs related to our global supply chain initiatives; acquisition and related integration expenses; gain on business acquisition; curtailment gain related to modifications to our postretirement benefit plan; non-cash interest expense on convertible debt; and amortization of acquired intangible assets and inventory fair value adjustments related to business acquisitions for the reasons described for non-GAAP net income attributable to Millipore above.

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